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2018 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of November 1, 2016 by and among CCRE Commercial Mortgage Securities, L.P. as Depositor, Wells Fargo Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, AEGON USA Realty Advisors, LLC as Potomac Mills Special Servicer, Park Bridge Lender Services LLC as Operating Advisor and Asset Representations Reviewer, Wilmington Trust, National Association as Trustee and Wells Fargo Bank, National Association as Certificate Administrator, Paying Agent, and Custodian relating to the CFCRE 2016-C6 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2016-C6 (CFCRE 2016-C6)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein certifies to the following:

1.       All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.       A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2018 through December 31, 2018 (the "Reporting Period"), under the Pooling and Servicing Agreement has been conducted under my supervision.

3.       To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects throughout the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer

Adam Singer, Managing Director

Date: March 1, 2019